Minutes of 2011 Annual Shareholder Meeting

for TimeShare Holdings, Inc.

Pursuant to notice, dated _February 28, 2011__, the annual meeting of shareholders of TimeShare Holdings, Inc, was held at The Hyatt Place, 9750 NE Cascades Parkway, in Portland, Oregon on February 28, 2011 at 10:00 a.m. (PST).

A total of _78,356,149_ shares of the company’s 82,517,000 outstanding shares were represented at the Shareholders’ Annual Meeting either by individuals present or by proxy. Proxies were examined and admitted. The meeting was called to order by the meeting’s chairman, _Doug R. Johnson__.

Item 1. The Notice of the Meeting was approved and declared properly constituted. A copy of the Notice of the Meeting is incorporated into these minutes and attached hereto.

Item 2. The first order of business was the election of the Board of Directors for the next year. The following were nominated for election as Directors as to serve until the next annual meeting:

Board of Director: Kent Strickler

Board of Director: Doug R. Johnson

Board of Director: Paul Thompson.

Each candidate’s nomination was seconded, and after balloting, the following individuals were elected to the Board of Directors to serve until the next annual meeting:

Board of Director: Kent Strickler

Board of Director: Doug R. Johnson

Board of Director: Paul Thompson.

Votes in favor of this motion were _78,356,149_, votes against this motion were _0_.

Item 3.  The second order of business was the ratification of the name change of the company.  A motion was made and properly seconded to approve the name change of the company from “TimeShare Holdings, Inc.” to “TransGlobal Assets, Inc.”.  Votes in favor of this motion were _77,446,149_, votes against this motion were _910,000_.

Item 4. Thereupon, the financial statements for the previous years operations were reviewed.

Item 5. Last, comments were accepted from shareholders present about the status of previously announced ventures of the company. Responses to those comments were provided by the chairman of the meeting and by the board members present.

There being no further business to come before the meeting the same was adjourned.

Dated: February, 28, 2011

/s/ Doug R Johnson

Doug R. Johnson/Secretary

/s/ Paul K Thomspon

Attest: Paul K. Thompson Director

 Certificate of Corporate Minutes.

I, Doug R. Johnson, Secretary of TransGlobal Assets, Inc. (formerly TimeShare Holdings, Inc.), a Nevada corporation, certify that the attached is a true and correct copy of the minutes of the 2011 annual shareholders meeting held on February 28, 2011 in Portland, Oregon, and that these minutes have been duly entered in the records of Board of Directors' meetings.

Witness my hand and the seal of the corporation, on February 28, 2011.
[Missing Graphic Reference]

______________________________
Doug R. Johnson/Secretary
[Corporate Seal]

[Missing Graphic Reference]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

TIMESHARE HOLDINGS, INC

Date: February 28, 2011	By:	/s/ Doug R. Johnson
Douglas R. Johnson
Chief Operating Officer & Chief Financial Officer
/s/ Paul K. Thompson
Paul K. Thompson Director